Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Sharing Economy International Inc. and Subsidiaries

We consent to the incorporation by reference to the Registration Statement (No. 333-215364) of Sharing Economy International Inc. and subsidiaries on Form S-8 of our report dated April 16, 2019, relating to the consolidated financial statements of Sharing Economy International Inc. and subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K of Sharing Economy International Inc. and subsidiaries for the year ended December 31, 2018. Our report includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern.

/s/ RBSM LLP

April 16, 2019

New York, New York